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                                                                      EXHIBIT 8.

                                 ALSTON & BIRD

                              ONE ATLANTIC CENTER
                           1201 WEST PEACHTREE STREET
                          ATLANTA, GEORGIA 30309-3424

                                  404-881-7000
                               FAX: 404-881-7777

Philip C. Cook                                                    (404) 881-7491

                                 July 26, 1996

Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee 38018

Leader Financial Corporation
158 Madison Avenue
Memphis, Tennessee 38103

          Re:  Proposed Plan of Merger Involving Union Planters
            Corporation and Leader Financial Corporation

Ladies and Gentlemen:

     We have acted as counsel to Union Planters Corporation ("UPC"), a corporation organized and existing under the laws of the State of Tennessee, in connection with the proposed merger of UPC Merger Subsidiary, a wholly-owned subsidiary of UPC, with and into Leader Financial Corporation ("Leader"), a corporation organized and existing under the laws of the state of Tennessee, with Leader as the surviving entity (the "Merger"). The Merger will be effected pursuant to the Agreement and Plan of Merger by and between Leader and UPC made and entered into as of March 8, 1996 (the "Agreement"). In our capacity as counsel to UPC, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger.

     In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury regulations, and (ii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.

                            INFORMATION RELIED UPON

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

          (1) the Agreement;

          (2) the Registration Statement on Form S-4 filed by UPC with the Securities and Exchange Commission under the Securities Act of 1933, on July 26, 1996; including the Joint Proxy Statement/Prospectus for the Special Meetings of the shareholders of UPC and Leader; and

          (3) such additional documents as we have considered relevant.

     In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We have also obtained such additional information and representations as we
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have deemed relevant and necessary through consultation with various officers and representatives of UPC and Leader.

     With your consent, we have assumed that shareholders of a controlling interest in Leader immediately prior to the Merger will receive voting UPC Common Stock in exchange for their shares of Leader Common Stock. For purposes of this Tax Opinion, "control" means eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of all other classes of stock. No opinion is expressed as to the tax consequences of the Merger if this assumption is inaccurate.

     You have advised us that the Boards of Directors of Leader and UPC believe that the Merger will result in a company with expanded opportunities for profitable growth and that the combined resources and capital of Leader and UPC will provide an enhanced ability to compete in the changing and competitive financial services industry. To achieve these goals, the following will occur pursuant to the Agreement:

          (1) Subject to the terms and conditions of the Agreement, at the Effective Time, UPC Merger Subsidiary shall be merged with and into Leader in accordance with the provisions of Section 48-21-102 of the TBCA and with the effect provided in Section 48-21-108 of the TBCA. Leader shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Tennessee. The Merger shall be consummated pursuant to the terms of the Agreement, which has been approved and adopted by the respective Boards of Directors of Leader and UPC and the Plan of Merger, in substantially the form of Exhibit 1 to the Agreement, which has been approved and adopted by the Board of Directors of Leader and will be approved and adopted by the Board of Directors of UPC Merger Subsidiary and UPC (in its capacity as sole shareholder of UPC Merger Subsidiary) upon the organization of UPC Merger Subsidiary.

          (2) Subject to the provisions of Article 3 of the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of UPC, UPC Merger Subsidiary, Leader, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

             (a) Each share of UPC Capital Stock, including any associated UPC Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

             (b) Each share of UPC Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for one share of Leader Common Stock.

             (c) Each share of Leader Common Stock (excluding shares held by any Leader Company or any UPC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.525 of a share of UPC Common Stock (as subject to possible adjustment as set forth in Section 10.1(i) of the Agreement, the "Exchange Ratio"). Pursuant to the UPC Rights Agreement, each share of UPC Common Stock issued in connection with the Merger upon conversion of Leader Common Stock shall be accompanied by a UPC Right.

          (3) In the event UPC changes the number of shares of UPC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

          (4) Each of the shares of Leader Common Stock held by any Leader Company or by any UPC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted,

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     shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

          (5) Notwithstanding any other provision of the Agreement, each holder of shares of Leader Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of UPC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the market value of one share of UPC Common Stock at the Effective Time. The market value of one share of UPC Common Stock at the Effective Time shall be the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by UPC) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

          (6) At the Effective Time, each option to purchase or other right with respect to shares of Leader Common Stock pursuant to stock options, stock appreciation rights or other rights, including stock awards ("Leader Options") granted by Leader under the Leader Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to UPC Common Stock, and UPC shall assume each Leader Option, in accordance with the terms of the Leader Stock Plan and stock option or other agreement by which it is evidenced on substantially the same terms and conditions.

          (7) As soon as practicable after the Effective Time, UPC shall deliver to the participants in each Leader Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such Leader Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.5(a) of the Agreement after giving effect to the Merger), and UPC shall comply with the terms of each Leader Stock Plan to ensure, to the extent required by, and subject to the provisions of, such Leader Stock Plan, that Leader Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. Within 30 days after the Effective Time, UPC shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of UPC Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

          (8) All contractual restrictions or limitations on transfer with respect to Leader Common Stock awarded under the Leader Stock Plans or any other plan, program, or Contract of any Leader Company, to the extent that such restrictions or limitations shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program, or Contract, shall remain in full force and effect with respect to shares of UPC Common Stock into which such restricted stock is converted pursuant to Section 3.1 of the Agreement.

          (9) In approving the Agreement, Leader and the Stock Option Committee appointed by the Board of Directors of Leader in accordance with paragraph 5(a) of the Leader Financial Corporation 1993 Stock Option and Incentive Plan agree not to permit the holders of options outstanding under such plan to receive cash upon the "Change in Control" of Leader in an amount equal to the excess of the "Market Value" of the Leader Common Stock subject to such option over the "Exercise Price" of the shares subject to such option in accordance with Section 12 of the Leader Financial Corporation 1993 Stock Option and Incentive Plan.

     With your consent, we have also relied on certain factual matters confirmed to us by you as true both now and as of the Effective Time:

          (a) The fair market value of the UPC Common Stock, UPC Rights and other consideration, if any, received by each shareholder of Leader will, in each instance, be approximately equal to the fair market value of the Leader Common Stock surrendered in exchange therefor.

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          (b) There is no plan or intention by the officers or directors of
     Leader who own five percent (5%) or more of the Leader Common Stock, and to the best of the knowledge of the management of Leader, there is no plan or intention on the part of the remaining shareholders of Leader to sell, exchange, or otherwise dispose of a number of shares of UPC Common Stock received in the Merger that would reduce the Leader shareholders' ownership of UPC Common Stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding Leader Common Stock as of the same date. For purposes of this assumption, shares of Leader Common Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of UPC Common Stock will be treated as outstanding Leader Common Stock on the date of the Merger. Moreover, shares of Leader Common Stock and shares of UPC Common Stock held by Leader shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

          (c) Following the Merger , Leader will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the Merger and at least ninety percent (90%) of the fair market value of UPC Merger Subsidiary's net assets and at least seventy percent (70%) of the fair market value of UPC Merger Subsidiary's gross assets held immediately prior to the Merger. For purposes of this assumption, amounts paid by Leader or UPC Merger Subsidiary to dissenters, amounts paid by Leader or UPC Merger Subsidiary to shareholders who receive cash or other property, amounts used by Leader or UPC Merger Subsidiary to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Leader will be included as assets of Leader or UPC Merger Subsidiary, respectively, immediately prior to the Merger.

          (d) Prior to the Merger, UPC will be in control of UPC Merger Subsidiary.

          (e) Leader has no plan or intention to issue additional shares of its stock that would result in UPC losing control of Leader.

          (f) UPC has no plan or intention to reacquire any shares of UPC Common Stock issued in the Merger.

          (g) UPC has no plan or intention to liquidate Leader; to merge Leader with or into another corporation; to sell or otherwise dispose of the stock of Leader except for transfers of stock to a corporation controlled by UPC; or to cause Leader to sell or otherwise dispose of any of its assets or of any of the assets acquired from UPC Merger Subsidiary, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Leader.

          (h) The liabilities of UPC Merger Subsidiary assumed by Leader (including the liabilities to which the transferred assets of UPC Merger Subsidiary are subject), if any, were incurred by UPC Merger Subsidiary in the ordinary course of its business.

          (i) Following the Merger, Leader will continue its historic business or use a significant portion of its historic business assets in a business.

          (j) UPC, UPC Merger Subsidiary, Leader, and the shareholders of Leader shall each bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the UPC and Leader shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement based on the relative Asset sizes of the UPC and Leader at December 31, 1995.

          (k) There is no intercorporate indebtedness existing between UPC and Leader or between UPC Merger Subsidiary and Leader that was issued, acquired, or will be settled at a discount.

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          (l) In the Merger, shares of Leader Common Stock representing control of Leader will be exchanged solely for voting UPC Common Stock. For purposes of this assumption, shares of Leader Common Stock exchanged for cash or other property originating with UPC will be treated as outstanding Leader Common Stock on the date of the Merger.

          (m) At the time of the Merger, Leader will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Leader that, if exercised or converted, would affect UPC's acquisition or retention of control of Leader.

          (n) UPC does not own, nor has it owned during the past five years, any shares of the stock of Leader.

          (o) For each of UPC and Leader, not more than twenty-five percent (25%) of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than fifty percent (50%) of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least fifty percent (50%) of the voting power or fifty percent (50%) of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (c) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Code are treated as a single issuer.

          (p) On the date of the Merger, the fair market value of the assets of Leader will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

          (q) Leader is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in a federal or state court.

          (r) The payment of cash to Leader shareholders in lieu of fractional shares of UPC Common Stock will not be a separately bargained for consideration, but will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares. The total cash consideration that will be paid to Leader shareholders in lieu of fractional shares of UPC Common Stock will represent less than one percent (1%) of the total consideration issued in the Merger.

          (s) None of the compensation received by any shareholder-employees of Leader will be separate consideration for, or allocable to, any of their shares of Leader Common Stock. None of the shares of UPC Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement. Any compensation paid to a Leader shareholder-employee who continues as an employee of UPC subsequent to the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

          (t) At all times during the five-year period ending on the effective date of the Merger , the fair market value of all of Leader's United States real property interests was and will have been less than fifty percent (50%) of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (y) Leader is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which Leader is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of

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     the stock of which is owned by Leader, in the case of a first-tier subsidiary of Leader or by a controlled corporation, in the case of a lower-tier subsidiary.

          (u) The Agreement, Plan of Merger, Stock Option Agreement and Supplemental Letter represent the entire understanding of UPC, Leader, and UPC Merger Subsidiary with respect to the Merger.

                                    OPINIONS

     Based solely on the information submitted and the representations set forth above, we are of the opinion that:

          (1) Provided the Merger qualifies as a merger under applicable state law, the Merger will qualify as a reorganization within the meaning of Sections 368(a) of the Code. Each of Leader, UPC Merger Subsidiary, and UPC will be a party to "a reorganization" within the meaning of Section 368(b).

          (2) No gain or loss will be recognized by UPC upon the receipt of Leader Common Stock solely in exchange for UPC Merger Subsidiary Common Stock.

          (3) No gain or loss will be recognized by UPC Merger Subsidiary on the transfer of its assets to Leader solely in exchange for shares of Leader Common Stock and the assumption by Leader of the liabilities, if any, of UPC Merger Subsidiary.

          (4) No gain or loss will be recognized to Leader upon the receipt of the assets of UPC Merger Subsidiary solely in exchange for shares of Leader Common Stock and the assumption by Leader of the liabilities, if any, of UPC Merger Subsidiary.

          (5) The basis of the assets of UPC Merger Subsidiary in the hands of Leader will, in each instance, be the same as the basis of those assets in the hands of UPC Merger Subsidiary immediately prior to the Leader Merger.

          (6) The holding period of the assets of UPC Merger Subsidiary in the hands of Leader will, in each instance, include the period during which such assets were held by UPC Merger Subsidiary.

          (7) No gain or loss will be recognized by the Leader shareholders upon the exchange of their Leader Common Stock solely for shares of UPC Common Stock and UPC Rights.

          (8) The basis of the shares of UPC Common Stock to be received by the Leader shareholders will be the same as the basis of the Leader Common Stock surrendered in exchange therefor less the basis allocated to any fractional share of UPC Common Stock settled by cash payment.

          (9) The holding period of the UPC Common Stock to be received by the Leader shareholders will include the period during which the shares of Leader Common Stock surrendered in exchange therefor had been held, provided the Leader Common Stock was held as a capital asset on the date of the exchange.

          (10) The payment to shareholders of Leader of cash in lieu of fractional shares of UPC Common Stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by UPC. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares of UPC Common Stock redeemed as provided in Section 302(a). Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging shareholder.

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed are true on the date the Merger is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor

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have we addressed, any other tax consequences of the proposed Merger, including for example any issues related to accounting methods, the recognition of inter-company gain, or the inclusion in income of the amount of the bad-debt reserve maintained by Leader.

     This opinion is being provided solely for the use of Union Planters Corporation, Leader Financial Corporation and their shareholders. No other person or party shall be entitled to rely on this opinion.

     We hereby consent to the use of this opinion and to the references made to the firm under the captions "Summary -- The Merger," "Description of Transaction -- Certain Federal Income Tax Consequences of the Merger" and "Opinions" in the Joint Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of UPC.

                                          Very truly yours,

                                          ALSTON & BIRD

                                          By:      /s/  PHILIP C. COOK
                                            ------------------------------------
                                                       Philip C. Cook

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